Exhibit 99.1
For Immediate Release
May 6, 2009
GIBRALTAR REPORTS FIRST-QUARTER RESULTS
•	Additional Actions Taken to Aggressively Lower Cost Structure, Maximize Cash, Reduce Debt

•	Positive Cash Flow Used to Reduce Debt by Another $27 Million, or 8%
          BUFFALO, NEW YORK (May 6, 2009) — Gibraltar Industries, Inc. (NASDAQ: ROCK), a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets, today reported its financial results for the first quarter ended March 31, 2009.
          First-quarter sales were $205 million, a decrease of 30% compared to $294 million in the first quarter 2008 as economic and market conditions continued to deteriorate well beyond expectations and any previous recessionary trends. Housing starts decreased 50% to below 600,000 units per year and automotive production decreased by 51% to below 8 million vehicles per year. Gibraltar unit-volume declines followed the market declines particularly in our Processed Metal Products segment where we experienced a decline of 45% in tons processed. Businesses within our Building Products segment that have a stronger focus in the repair, remodeling, and commercial markets experienced smaller unit-volume declines which partially offset the higher declines in our Processed Metal Products segment and other Building Products businesses.
          The first-quarter 2009 results from continuing operations included an operating margin of (8.3)% and a loss of $12.0 million, or $(0.40) per diluted share, compared to a 6.5% operating margin and income of $7.4 million, or $0.25 per diluted share, in the first quarter 2008, excluding restructuring costs in both years and a non-cash impairment charge in the first quarter 2009. Results were driven by the significant decline in unit volume and, particularly in our Processed Metal Products segment, the precipitous decline in margins as a result of the FIFO impact on cost of sales. The Company incurred an after-tax non-cash goodwill impairment charge of $15.1 million, or $0.50 per diluted share, during the three months ended March 31, 2009. The Company also incurred after-tax restructuring charges of $0.5 million, or $0.02 per diluted share, in the first quarter of 2009 compared to $1.4 million, or $0.05 per diluted share, for the comparable prior-year period. The sum of the items above resulted in a diluted loss per share of $(0.92) for the first quarter of 2009 compared to income of $0.20 per share for the first quarter of 2008. Gibraltar has made additional progress in lowering its operating cost structure and strengthening its balance sheet, reducing debt by another $27 million or 8% during the first quarter of 2009, and by $224 million or 41% in the last 18 months.
          “Fortunately our aggressive actions over the last four years and our focus to be the most efficient global producer in our product lines have provided a platform that has mitigated the impact of the current economic climate. Gibraltar is positioned to withstand this historic downturn and emerge as an even stronger company when conditions eventually stabilize and begin to improve. In addition, as a result of our aggressive restructuring we expect a significant improvement in profitability in the second quarter even though we only anticipate a slight seasonal up tick in sales,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.
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Gibraltar Reports First-Quarter Results
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          “In response to the continued deterioration of global economic conditions the Company initiated a series of additional actions to aggressively lower its cost structure, further reduce working capital, maximize cash, and continue to pay down debt. These actions included a further staffing reduction of 17 percent in the first quarter (staffing has been reduced by 36 percent from September 2007), ten percent salary reductions by the CEO and COO, a ten percent reduction in fees by the Board of Directors, the elimination of salary increases and the suspension of the company match on 401(k) contributions, furloughs in many of our business units, lower capital spending, travel restrictions, and many other discretionary spending reductions. We anticipate annualized cash savings of $84 million from the actions we have initiated thus far,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.
          “These additional cost-cutting activities — and the numerous supply chain and operational cost-saving initiatives already in place — build on the substantial progress we made during 2007 and 2008, when we closed, consolidated, or sold 31 facilities (a reduction of 31 percent). We will continue to streamline and consolidate our business, match capacity to demand, relentlessly attack costs, evaluate our portfolio of businesses, and make further adjustments if market conditions fall below our current expectations,” said Mr. Kornbrekke
          “While some of these aggressive actions were driven by current volume levels, the structural changes are a key component of our strategy to be the low-cost provider of our products. It is important to emphasize that our streamlining and cost-reduction activities leave us with an estimated productive capacity of $1.5 billion to $1.6 billion. So we have substantial upside capacity to utilize as business conditions improve,” added Mr. Lipke.
          Gibraltar has scheduled a conference call to review its results for the first quarter of 2009 tomorrow, May 7, 2009, starting at 9:00 am ET. A link to the call can be accessed on Gibraltar’s Web site, at http://www.gibraltar1.com. The presentation slides that will be discussed during the call are expected to be available on Wednesday, May 6, by 6:00 p.m. ET. The slides may be downloaded from the Conference Calls page of the Investor Info section of the Gibraltar Web site: http://www.gibraltar1.com/investors/index.cfm?page=48. If you are not able to participate in the call, you may listen to a replay or review a copy of the prepared remarks via the link above. Both will be available on the Gibraltar Web site shortly following the call. The conference call replay link, presentation slides, and prepared remarks will remain on the Gibraltar Web site for one year.
          Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The Company serves customers in a variety of industries in all 50 states and throughout the world. It has approximately 2,700 employees and operates 59 facilities in 26 states, Canada, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
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Gibraltar Reports First-Quarter Results
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          Information contained in this release, other than historical information, should be considered forward-looking and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as regulatory changes. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable law or regulation.
CONTACT: Kenneth P. Houseknecht, Investor Relations, at 716/826-6500, ext. 3229, khouseknecht@gibraltar1.com.

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$8,532	$11,308
Accounts receivable, net of reserve of $6,928 and $6,713 in 2009 and 2008, respectively	118,330	123,272
Inventories	141,202	189,935
Other current assets	31,657	22,228
Assets of discontinued operations	1,461	1,486

Total current assets	301,182	348,229

Property, plant and equipment, net	239,800	243,619
Goodwill	417,372	443,925
Acquired intangibles	85,721	87,373
Investment in partnership	2,396	2,477
Other assets	17,955	20,736

	$1,064,426	$1,146,359

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$68,955	$76,168
Accrued expenses	37,327	46,305
Current maturities of long-term debt	2,708	2,728

Total current liabilities	108,990	125,201

Long-term debt	326,749	353,644
Deferred income taxes	69,072	79,514
Other non-current liabilities	19,621	19,513
Shareholders’ equity:
Preferred stock, $0.01 par value; authorized: 10,000,000 shares; none outstanding	—	—
Common stock, $0.01 par value; authorized 50,000,000 shares; 30,179,032 and 30,061,550 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	302	301
Additional paid-in capital	224,807	223,561
Retained earnings	343,476	356,007
Accumulated other comprehensive loss	(12,550)	(10,825)

	540,950	569,044

Less: cost of 110,791 and 75,050 common shares held in treasury at March 31, 2009 and December 31, 2008, respectively	956	557

Total shareholders’ equity	539,994	568,487

	$1,064,426	$1,146,359

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net sales	$204,843	$293,938
Cost of sales	191,830	241,822

Gross profit	13,013	52,116
Selling, general and administrative expense	30,680	35,088
Goodwill impairment	25,501	—

(Loss) income from operations	(43,168)	17,028
Other expense (income)
Interest expense	5,967	8,062
Equity in partnership’s loss (income) and other (income)	19	(153)

Total other expense	5,986	7,909

(Loss) income before taxes	(49,154)	9,119
(Benefit of) provision for income taxes	(21,602)	3,095

(Loss) income from continuing operations	(27,552)	6,024
Discontinued operations:
(Loss) income from discontinued operations before taxes	(104)	824
(Benefit of) provision for income taxes	(40)	148

(Loss) income from discontinued operations	(64)	676

Net (loss) income	$(27,616)	$6,700

Net (loss) income per share — Basic:
(Loss) income from continuing operations	$(0.92)	$0.20
(Loss) income from discontinued operations	(0.00)	0.02

Net (loss) income	$(0.92)	$0.22

Weighted average shares outstanding — Basic	30,080	29,917

Net (loss) income per share — Diluted:
(Loss) income from continuing operations	$(0.92)	$0.20
(Loss) income from discontinued operations	(0.00)	0.02

Net (loss) income	$(0.92)	$0.22

Weighted average shares outstanding — Diluted	30,080	30,090

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities
Net (loss) income	$(27,616)	$6,700
(Loss) income from discontinued operations	(64)	676

(Loss) income from continuing operations	(27,552)	6,024
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	8,057	8,716
Goodwill impairment	25,501	—
Provision for deferred income taxes	(10,416)	(448)
Equity in partnership’s loss (income) and other (income)	80	(71)
Stock compensation expense	1,462	1,477
Noncash charges to interest expense	521	492
Other	(63)	5
Increase (decrease) in cash resulting from changes in (net of dispositions):
Accounts receivable	9,138	(22,103)
Inventories	48,366	6,976
Other current assets and other assets	(11,281)	143
Accounts payable	(7,266)	20,509
Accrued expenses and other non-current liabilities	(6,829)	5,050

Net cash provided by operating activities from continuing operations	29,718	26,770
Net cash (used in) provided by operating activities for discontinued operations	(110)	5,120

Net cash provided by operating activities	29,608	31,890

Cash flows from investing activities
Additional consideration for acquisitions	(59)	(187)
Purchases of property, plant and equipment	(3,414)	(4,557)
Net proceeds from sale of property and equipment	189	—

Net cash used in investing activities for continuing operations	(3,284)	(4,744)
Net cash provided by investing activities from discontinued operations	—	11

Net cash used in investing activities	(3,284)	(4,733)

Cash flows from financing activities
Long-term debt reduction	(39,061)	(58,944)
Proceeds from long-term debt	12,074	33,004
Payment of deferred financing costs	—	(4)
Payment of dividends	(1,499)	(1,495)
Purchase of treasury stock at market prices	(399)	(23)
Tax benefit from equity compensation	(215)	122

Net cash used in financing activities for continuing operations	(29,100)	(27,340)
Net cash provided by financing activities from discontinued operations	—	3

Net cash used in financing activities	(29,100)	(27,337)

Net decrease in cash and cash equivalents	(2,776)	(180)

Cash and cash equivalents at beginning of year	11,308	35,287

Cash and cash equivalents at end of period	$8,532	$35,107

GIBRALTAR INDUSTRIES, INC.
Segment Information
(unaudited)
(in thousands)

	Three Months Ended March 31,
			Increase (Decrease)
	2009	2008	$	%
Net Sales
Building Products	$166,339	$229,323	$(62,984)	(27.5)%
Processed Metal Products	38,504	64,615	(26,111)	(40.4)%

Total Sales	204,843	293,938	(89,095)	(30.3)%

Income from Operations
Building Products *	$(28,621)	$20,800	$(49,421)	(238)%
Processed Metal Products	(9,632)	2,147	(11,779)	(549)%
Corporate	(4,915)	(5,919)	1,004	(17)%

Total Income from Operations *	$(43,168)	$17,028	$(60,196)	(354)%

Operating Margin
Building Products	(17.2)%	9.1%
Processed Metal Products	(25.0)%	3.3%
Consolidated	(21.1)%	5.8%

*	Includes a $25.5 million goodwill impairment charge in the first quarter of 2009.

GIBRALTAR INDUSTRIES, INC.
Non-GAAP Reconciliation
Three Months Ended March 31, 2009
(unaudited)
(in thousands)

				As
	Non-GAAP	Goodwill	Exit	Reported In
	Item	Impairment	Activity	GAAP
	Reported	Charge	Costs	Statements
Loss from operations
Building Products	$(2,848)	$(25,501)	$(272)	$(28,621)
Processed Metal Products	(9,073)	—	(559)	(9,632)
Corporate	(4,915)	—	—	(4,915)

Total loss from operations	(16,836)	(25,501)	(831)	(43,168)

Interest expense	5,967	—	—	5,967
Equity in partnerships’ loss and other income	19	—	—	19

Loss before income taxes	(22,822)	(25,501)	(831)	(43,168)
Benefit of income taxes	(10,821)	(10,416)	(365)	(21,602)

Loss from continuing operations	$(12,001)	$(15,085)	$(466)	$(27,552)

Loss from continuing operations per share — diluted	$(0.40)	$(0.50)	$(0.02)	$(0.92)

Operating margin
Building Products	(1.7)%	(15.3)%	(0.2)%	(17.2)%
Processed Metal Products	(23.5)%	0.0%	(1.5)%	(25.0)%
Consolidated	(8.3)%	(12.4)%	(0.4)%	(21.1)%

GIBRALTAR INDUSTRIES, INC.
Non-GAAP Reconciliation
Three Months Ended March 31, 2008
(unaudited)
(in thousands)

			As
	Non-GAAP	Exit	Reported In
	Item	Activity	GAAP
	Reported	Costs	Statements
Income (loss) from operations
Building Products	$21,565	$(765)	$20,800
Processed Metal Products	3,480	(1,333)	2,147
Corporate	(5,919)	—	(5,919)

Total income (loss) from operations	19,126	(2,098)	9,119

Interest expense	8,062	—	8,062
Equity in partnerships’ income and other income	(153)	—	(153)

Income (loss) before income taxes	11,217	(2,098)	9,119
Provision for (benefit of) income taxes	3,807	(712)	3,095

Loss from continuing operations	$7,410	$(1,386)	$6,024

Loss from continuing operations per share — diluted	$0.25	$(0.05)	$0.20

Operating margin
Building Products	9.4%	(0.3)%	9.1%
Processed Metal Products	5.4%	(2.1)%	3.3%
Consolidated	6.5%	(0.7)%	5.8%